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                                                                    EXHIBIT 23.1

     We consent to the incorporation by reference of the reference to our firm under the caption 'Experts' from Amendment No. 2 to the Registration Statement (Form S-3 No. 333-28685) and related Prospectus in the Registration Statement (Form S-3, dated July 1, 1997) and related Prospectus of Valassis Communications, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 10, 1997, with respect to the consolidated financial statements and schedule of Valassis Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

                                          ERNST & YOUNG LLP

Detroit, Michigan
June 27, 1997

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